Exhibit 10.1

FINAL

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of September 22, 2022, by and between Daseke, Inc., a Delaware corporation (the “Company”), and Aaron Coley (“Employee”).

1.
Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Executive Vice President, Chief Financial Officer of the Company and in such other position or positions as may be assigned from time to time by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer (the “CEO”).
2.
Duties and Responsibilities of Employee.
(a)
During the Employment Period, Employee shall devote substantially all of Employee’s full business time, attention and best efforts to the businesses of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”) as may be requested by the Board or its designee or the CEO or the CEO’s designees from time to time. Employee’s duties shall include those normally incidental to the position identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board or its designee or by the CEO or the CEO’s designees from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Employee’s principal place of employment shall be at the Company’s offices in Addison, Texas; provided, that Employee understands and agrees that Employee may be required to travel from time to time for business purposes, subject to the Company’s travel policy.
(b)
Employee may, without violating this Agreement: (i) as a passive investment, own publicly traded securities in such form or manner as shall not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities, including participation in professional groups and associations; (iii) serve on one other company board with the prior approval of the Board or its designee and the CEO; or (iv) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group.
(c)
Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.
(d)
Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and non-disclosure and (ii) such fiduciary duties that an officer of the Company has under applicable law), and the obligations described in this Agreement are in

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addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory or common law.
3.
Compensation.
(a)
Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $450,000, (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for other senior executives as may exist from time to time, but no less frequently than monthly. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased but not decreased (unless agreed to in writing by Employee). To the extent applicable, the term “Base Salary” shall include any such increases (or decreases agreed to in writing by Employee) to the Base Salary enumerated above.
(b)
Annual Bonus. Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”), and each Annual Bonus shall have a target value equal to seventy-five percent (75%) of Base Salary; provided, that for calendar year 2022, Employee’s eligibility to receive an annual bonus (if any), and the amount of any such annual bonus, shall be determined by the Compensation Committee, in its sole discretion, and shall be paid on or before March 15, 2023. The performance targets that must be achieved in order to be eligible for any bonus levels shall be established by the Compensation Committee annually, in its sole discretion. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Compensation Committee certifies whether the applicable performance targets for the applicable calendar year to which such Annual Bonus relates (the “Bonus Year”) have been achieved, but in no event later than March 15 following the end of such Bonus Year. Except as set forth in this Agreement, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date (as defined in Section 4) through the end of the applicable performance year.
(c)
Long-Term Incentive Compensation. During the Employment Period, Employee shall be eligible to participate in all of the Company’s long-term incentive compensation plans, programs or arrangements made available to other senior executives, including the receipt of awards under any equity incentive plan, programs or arrangements of the Company made available to other senior executives, in each case, in amounts determined by the Compensation Committee in its sole discretion and subject to the terms and conditions of such plans, programs or arrangements as in effect from time to time. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in a written award agreement with Employee and approved by the Compensation Committee.
(d)
Sign-on Award. Within thirty (30) days of the Effective Date, the Company shall pay Employee a single lump sum cash payment equal to $450,000 (the “Sign-on Award”). The Sign-on Award shall be repaid within sixty (60) days by Employee if Employee terminates

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voluntarily without Good Reason or is terminated by the Company for Cause (each as defined in Section 5) within one (1) year following the Effective Date.
(e)
Business Expenses. Subject to Section 24, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such expenses incurred after the Termination Date (as defined in Section 5).

.

(f)
Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated senior executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. In addition, during the Employment Period, Employee shall be entitled to paid time off in accordance with the policies set forth in the employee handbook of the Company or in any approved Company policy applicable to similarly situated senior executives of the Company. The Company shall not, however, by reason of this Section 3(f), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to other senior executives.
4.
Term of Employment. Employee’s employment under this Agreement shall commence on October 28,2022, (the “Effective Date”). Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement is at will and may be terminated at any time in accordance with Section 5. The period from the Effective Date until the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
5.
Termination of Employment. For purposes of this Agreement, “Termination Date” shall mean the date of Employee’s termination of employment with the Company for any reason.
(a)
Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:
(i)
Employee’s commission of fraud, breach of fiduciary duty, theft, embezzlement, misappropriation, misrepresentation, or other financial crimes against any member of the Company Group or its respective customers;
(ii)
Employee’s failure to satisfactorily perform Employee’s duties to any member of the Company Group or Employee’s willful refusal without proper legal cause to faithfully and diligently perform Employee’s duties;

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(iii)
Employee’s breach of Sections 8, 9 or 10 of this Agreement or material breach of any other material written agreement between Employee and any member of the Company Group;
(iv)
Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving harassment, assault, or moral turpitude or a felony (or state law equivalent);
(v)
Employee’s willful misconduct or negligence in the performance of duties to the Company that has or could reasonably be expected to have a material adverse effect on the Company; or
(vi)
Employee’s material breach and violation of the Company’s written policies pertaining to workplace conduct (including, but not limited to, sexual harassment), discrimination or insider trading.

Additionally, notwithstanding the foregoing provisions of this Section 5(a) or any other provision of this Agreement to the contrary, any assertion by the Company of a termination for Cause under Section 5(a)(ii) shall not be effective unless all of the following conditions are satisfied: (A) the Company must provide written notice to the Employee of the existence of such condition(s); (B) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Employee’s receipt of such written notice; and (C) the date of Employee’s termination of employment must occur following the expiration of such thirty (30) day cure period.

(b)
Company’s Right to Terminate without Cause. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.
(c)
Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:
(i)
a material reduction in Base Salary;
(ii)
a material diminution in Employee’s position, responsibilities or duties or the assignment of Employee to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties immediately following the Effective Date;
(iii)
any material breach by the Company of any provision of this Agreement; or
(iv)
any requirement of the Company that Employee be based anywhere more than forty (40) miles from the office where Employee is located on the Effective Date.

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Notwithstanding the foregoing provisions of this Section 5(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days of the initial existence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur following the expiration of the thirty (30) day cure period, but in any event within sixty-five (65) days following the Board’s receipt of such notice.

(d)
Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall terminate. For purposes of this Agreement, a “Disability” shall exist if Employee is entitled to receive long-term disability benefits under the Company’s disability plan or, if there is no such plan, Employee’s inability to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) days, whether or not consecutive. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.
(e)
Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon ninety (90) days’ advance written notice to the Company (the “Notice Period”); provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall continue to pay Employee the Base Salary then in effect during the Notice Period and shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 5(b)).
6.
Obligations of the Company upon Termination of Employment.
(a)
For Cause; Without Good Reason. If Employee’s employment is terminated during the Employment Period (i) by the Company for Cause pursuant to Section 5(a); or (ii) by Employee other than for Good Reason pursuant to Section 5(e), then Employee shall be entitled to receive (x) all Base Salary and any accrued but unused vacation earned by Employee through the Termination Date and (y) subject to the terms and conditions of any benefit plans in which Employee may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans (collectively, the “Accrued Amounts”); however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

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(b)
Without Cause; For Good Reason. Subject to Section 6(e) below, Employee shall be entitled to the Accrued Amounts and the certain severance consideration described below, payable at the times and in the form set forth in Section 6(d) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b), or (y) by Employee for Good Reason pursuant to Section 5(c), in which case the Company shall provide Employee with a severance payment in an amount equal to the sum of (A) eighteen (18) months of Employee’s Base Salary as in effect immediately prior to the Termination Date and (B) a pro rata portion of Employee’s target Annual Bonus for the year in which the Termination Date occurred prorated for the period of days beginning on January 1 and ending on the Termination Date (the “Severance Payment”). In addition, subject to Section 6(e) below and subject to (A) Employee’s timely and proper election of group health plan continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and continued eligibility for such coverage under COBRA, and (B) Employee’s continued copayment of premiums at the same level and cost to Employee as if Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall provide Employee with a monthly cash payment equal to one-hundred percent (100%) of the excess of the applicable COBRA participation premiums for Employee and Employee’s spouse and eligible dependents, if any, over the amount described in clause (B) until the earlier of eighteen (18) months following the Termination Date, (ii) the date on which Employee becomes employed by a third party and becomes eligible to participate in such third party’s group health plan, or (iii) the maximum period allowed by COBRA for Employee to continue such coverage under Company’s plans (the “COBRA Benefits”).
(c)
Death or Disability. If Employee’s employment is terminated during the Employment Period due to Employee’s death or Disability pursuant to Section 5(d), then subject to Section 6(e) below, Employee shall be entitled to the (i) Accrued Amounts; and (ii) Employee’s target Annual Bonus for the year in which such event occurred prorated for the period of days beginning on January 1 and ending on the date of death or Disability, as applicable, and payable within 60 days following the date of Employee’s death or termination due to Disability, as applicable. In addition, subject to Section 6(e) below, the Company shall provide Employee with the COBRA Benefits.
(d)
Payment Timing. Payment of the Severance Payment shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over an eighteen (18) month period, following the Termination Date; provided, however, that (i) the first installment of the Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (but in any event no later than March 15th of the year following the year in which the Termination Date occurs), and on such pay date the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter, (ii) to the

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extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(d) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (iii) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(d) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.
(e)
Conditions to Receipt of Severance Consideration. Notwithstanding the foregoing, Employee’s eligibility and entitlement to the Severance Payment, and any other payment or benefit referenced in Section 6 above, other than the Accrued Amounts (collectively, the “Severance Consideration”) are dependent upon Employee’s (i) continued compliance with Employee’s obligations under each of Sections 8, 9 and 10 below and (ii) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a reasonable release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6. If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Consideration. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.
(f)
No Mitigation. Employee is under no obligation to seek other employment or to otherwise mitigate the amounts payable to the Employee under any of the provisions of this Agreement.
(g)
After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Payment pursuant to Section 6(b) but, after such determination, the Company

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subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 8, 9 or 10 or any other post-employment obligations that Employee may owe to any member of the Company Group; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 5(a), then the Company shall promptly notify Employee of the alleged violation and Employee shall have an opportunity to respond within thirty (30) days of such notice. Company shall have the right to cease the payment of any future installments of the Severance Payment and Employee shall promptly return to the Company the pre-tax value of all installments of the Severance Payment received by Employee prior to the date that the Company determines that the conditions of this Section 6(g) have been satisfied.
7.
Disclosures. Promptly (and in any event, within three business days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.
8.
Confidentiality.
(a)
Definition. For purposes of this Agreement, “Confidential Information” means all information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, acquired by or disclosed to Employee, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any member of the Company Group’s business, products or services and all writings or materials of any type embodying any such matters, and are and shall be the sole and exclusive property of the Company Group. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of Employee.
(b)
No Unauthorized Use or Disclosure. Employee agrees that Employee shall preserve and protect the confidentiality of all Confidential Information and work product of the Company and each member of the Company Group, and shall not, at any time during or after the termination of Employee’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and shall use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company Group, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder. Notwithstanding the foregoing, Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (i) such information becomes generally known to the public or within the relevant trade or industry other than due to Employee’s violation of this Section 8(b), (ii) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee

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is making such disclosure, Employee shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order, or (iii) Employee is making a good faith report of possible violations of applicable law to any governmental agency or entity or is making disclosures that are otherwise compelled by law or provided under the whistleblower provisions of applicable law.
(c)
Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 8 by Employee, and the Company or its Affiliates shall be entitled to enforce the provisions of this Section 8 by terminating payments then owing to Employee under this Agreement and/or by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and remedies available to the Company pursuant to other agreements with Employee.
(d)
Permitted Disclosures. Nothing herein shall prevent Employee from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. Further, an individual (including Employee) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
9.
Non-Competition; Non-Solicitation; Non-Disparagement.
(a)
The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group shall be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 9. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

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(b)
Employee agrees that, during the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(i)
engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group;
(ii)
appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;
(iii)
solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group, including any customer or supplier who was a customer or supplier of any member of the Company Group during the eighteen (18) month period preceding the Termination Date; or
(iv)
solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group, including any employee or contractor who was an employee or contractor of any member of the Company Group during the eighteen (18) month period preceding the Termination Date.
(c)
Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. In addition, Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 9 by Employee, and the Company Group shall be entitled to enforce the provisions of this Section 9, upon three (3) days prior notice to Employee, by terminating payments then owing to Employee under this Agreement.
(d)
The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any

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arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(e)
For purposes of this Section 9, the following terms shall have the following meanings:
(i)
“Business” shall mean the business and operations that are the same or similar to those performed by the Company in the flatbed, specialized, tanker, and open deck trucking, brokerage, 3PL, 4PL, warehousing, transportation, and logistics business, and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, and any other lines of business that the Company enters or makes plans to pursue during the Employment Period.
(ii)
“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(iii)
“Market Area” shall mean the contiguous United States, Canada, Mexico, and any other geographical area in which the Company conducts Business or intends to conduct Business (to the extent Employee is aware of and involved in the development or the expansion of such Business) as of the Termination Date.
(iv)
“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of eighteen (18) months following the date that Employee is no longer employed by any member of the Company Group.
(f)
Employee shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputations, practices, or conduct of any member of the Company Group; and the Company shall cause its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal or business reputation, practice, or conduct of Employee. Notwithstanding the foregoing, Employee shall be permitted to make a truthful statement: (i) to the extent required by law or by any court, governmental and/or regulatory body or committee; or (ii) to the extent necessary in connection with any dispute regarding this Agreement or any other written agreement between or among Employee and the Company (or any other member of the Company Group).
10.
Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole

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or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
11.
Arbitration.
(a)
Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company shall be finally settled by arbitration in Dallas, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if practicable, within ninety (90) days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party shall provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.
(b)
Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions

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of Sections 8 through 10; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.
(c)
By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)
Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
12.
Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility. The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred (including, if applicable, lost wages), to comply with Employee’s obligations under this Section 12, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.
13.
Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.
14.
Indemnification. The Company agrees to indemnify Employee with respect to any acts or omissions he may in good faith commit during the period during which he is an officer, director and/or employee of the Company or any member of the Company Group, and to provide Employee with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to its other directors and officers generally, as in effect from time to time.
15.
Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not

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non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
16.
Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Dallas, Dallas County, Texas.
17.
Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
18.
Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach shall not deprive such party of the right to take action at any time.
19.
Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, to any member of the Company Group, and shall assign this Agreement to any successor (whether by merger, purchase, change in control transaction, or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
20.
Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a business day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by air express overnight courier service, or (d) on the second business day following deposit

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with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Daseke, Inc.
ATTN: CEO
15455 Dallas Parkway, Suite 550
Addison, TX 75001

If to Employee, addressed to:

The most recent address on the
Company’s records.

21.
Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
22.
Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board, if applicable; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.
23.
Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments

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and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 23 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
24.
Section 409A.
(a)
Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)
To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(c)
Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon Employee’s

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execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
25.
Clawback. To the extent required by applicable law, any applicable securities exchange listing standards or any clawback policy adopted by the Company, the Annual Bonus and any incentive compensation granted pursuant to Section 3(c) under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures, which clawback policies or procedures may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement.
26.
Effect of Termination. The provisions of Sections 5, 8-13 and 22 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
27.
Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 7-10 and shall be entitled to enforce such obligations as if a party hereto.
28.
Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed, effective as of the Effective Date.

EMPLOYEE

By:	/s/ Aaron Coley
Name:	Aaron Coley

DASEKE, INC.

By:	/s/ Jonathan Shepko
Name:	Jonathan Shepko
Title:	Chief Executive Officer

Signature Page to Employment Agreement

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